Exhibit 15.1

August 13, 2024

To: China SXT Pharmaceuticals, Inc.

178 Taidong Rd North, Taizhou

Jiangsu, China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—D. Risk Factors—Risk Factors Relating to Doing Business in China”, “Item 4. Information on the Company—B. Business Overview— Permissions or Approval Required from the PRC Authorities for Our Operations and Listing” and “Item 10. Additional Information—E. Taxation— People’s Republic of China Enterprise Taxation” in China SXT Pharmaceuticals, Inc.’s annual report on Form 20-F for the year ended March 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/Beijing W&H (Taizhou) Law Firm
Beijing W&H (Taizhou) Law Firm